                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: November 2, 2001
                                        ----------------
               (Date of earliest event reported: October 29, 2001)


                                  ODWALLA, INC.
                                 ---------------
             (Exact name of Registrant as specified in its charter)


          California                0-23036                77-0096788
----------------------------      -----------            ----------------
(State or other jurisdiction      (Commission            (I.R.S. employer
       of incorporation)          file number)          identification no.)



120 Stone Pine Road, Half Moon Bay, CA                                     94019
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:               (650) 726-1888
                                                                  --------------



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        ITEM 5. OTHER EVENTS

        On October 29, 2001, Odwalla, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Coca-Cola Company ("TCCC") and TCCC Acquisition Corp. (formerly known as Perry Phillip Corp.), a wholly-owned subsidiary of TCCC ("Merger Sub"). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub will commence a cash tender offer (the "Offer") for all of the issued and outstanding shares of common stock, no par value per share (the "Shares"), of the Company, at a purchase price of $15.25 per share. As soon as practicable after the consummation of the Offer, Merger Sub will merge with and into the Company (the "Merger") and the Company will become a wholly-owned subsidiary of TCCC. In the Merger, the remaining common shareholders of the Company will become entitled to receive the per share consideration paid in the Offer.

        In connection with the Merger Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, shareholders owning approximately 57% of the Company's outstanding common stock, including the Chairman/Chief Executive Officer of the Company, concurrently with the execution and delivery of the Merger Agreement, entered into Tender Agreements, each dated October 29, 2001 (the "Tender Agreements"), with TCCC and Merger Sub, pursuant to which such shareholders agreed, among other things, to tender the Shares held by them in the Offer and with respect to shareholders representing approximately 54% of the Company's outstanding common stock, to grant TCCC a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in such Tender Agreements. The Tender Agreements terminate upon the earlier of (1) the termination of the Merger Agreement pursuant to Sections 8.1(a), (b), (c), (d) or (e) of the Merger Agreement or (2) six months after the termination of the Merger Agreement pursuant to Sections 8.1(f), (g) or (h) of the Merger Agreement.

        Also in connection with the Merger Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company entered into a Stock Option Agreement, dated October 29, 2001 (the "Option Agreement"), with TCCC and Merger Sub, pursuant to which the Company agreed, among other things, to grant to Merger Sub an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Sub, TCCC and any other subsidiary of TCCC immediately following the consummation of the Offer, shall constitute 90.1% of the Shares outstanding on a fully diluted basis, which would permit Merger Sub to effect a short-form merger. The Top-Up Stock Option, however, may not be exercised if the number of shares subject to the Top-Up Stock Option exceeds the number of authorized shares of common stock of the Company available for issuance or is subject to legal or regulatory prohibition.

        The obligation of Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer is subject to a number of conditions described in the Merger Agreement including that at least 90% of the outstanding Shares be validly tendered in the Offer. In the event that more than 50% and less than 90% of Shares then outstanding are tendered pursuant to the Offer and not withdrawn, Merger Sub will, under certain circumstances described in the Merger Agreement, either exercise the Top-Up Stock Option or reduce the number of Shares subject to the Offer to a number equal to 49.9% of the Shares then outstanding.

        On October 30, 2001, the Company and TCCC issued a press release announcing the Merger Agreement under which TCCC will acquire the Company. The Merger Agreement, the Option Agreement and the press release are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are incorporated herein by reference in their entirety. The foregoing descriptions of the Merger Agreement, the Tender Agreements and the Option Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of such agreements.

        ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (c) Exhibits.

99.1 Agreement and Plan of Merger, dated October 29, 2001, by and among The Coca-Cola Company, TCCC Acquisition Corp. (formerly known as Perry Phillip Corp.) and Odwalla, Inc.



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99.2    Stock Option Agreement, dated October 29, 2001, by and among The
        Coca-Cola Company, TCCC Acquisition Corp. (formerly known as Perry Phillip Corp.) and Odwalla, Inc.

99.3 Press Release issued by Odwalla, Inc. and The Coca-Cola Company, dated October 30, 2001.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ODWALLA, INC.

                                       By: /s/ James R. Steichen
                                           -------------------------------------
                                           James R. Steichen
                                           Senior Vice President - Finance,
                                           and Chief Financial Officer

Dated:  November 2, 2001



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                                  Exhibit Index

Exhibit No.                              Description
-----------                              -----------
99.1            Agreement and Plan of Merger, dated October 29, 2001, by and among The Coca-Cola Company, TCCC Acquisition Corp. (formerly known as Perry Phillip Corp.) and Odwalla, Inc.

99.2            Stock Option Agreement, dated October 29, 2001, by and among The
                Coca-Cola Company, TCCC Acquisition Corp. (formerly known as
                Perry Phillip Corp.) and Odwalla, Inc.

99.3 Press Release issued by Odwalla, Inc. and The Coca-Cola Company, dated October 30, 2001.



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